Exhibit 10.10

SECOND AMENDMENT TO STANDARD

INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE-GROSS

THIS SECOND AMENDMENT TO AIR COMMERCIAL REAL ESTATE ASSOCIATION STANDARD INDUSTRIAL/COMMERCIAL LAND LEASE- -GROSS (this “Second Amendment”) is entered into as of the 31st day of January 2023, by and between TWO BROS L.P., (‘Lessor”) and POLAR POWER INC., (“Lessee”), with reference to the following facts:

R E C I T A L S

A. Lessor and Lessee entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Land Lease-Gross dated for reference purposes only November 7, 2014, as amended by that First Amendment to Lease dated March 25, 2019, for the premises commonly known as 249 E. Gardena Blvd., Carson, California 90248

(collectively referred to herein with all amendments and addendums as the “Lease”)

B. Lessee and Lessor desire by this Second Amendment to extend the Lease term and make further amendments to the Lease, and hereby agree to the changes as provided hereinbelow.

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Extension of Term. The term of the Lease is hereby extended commencing March 1, 2023, for three (3) additional years, expiring February 28, 2026 (the “Extended Period”),

2. Base Rent. The monthly Base Rent for the Extended Period shall be as follows:

(i)	commencing on March 1, 2023 and continuing through February 28, 2024, Base Rent payable by Lessee for the Premises shall be $58,096.00 per month;

(ii)	commencing on March 1, 2024 and continuing through February 28, 2025, Base Rent payable by Lessee for the Premises shall be $74,122.00 per month;

(iii)	commencing on March 1, 2025, and continuing through February 28, 2026, Base Rent payable by Lessee for the Premises shall be $84,139.00 per month;

3. Credits for Repairs and Improvements. Lessor shall provide Lessee a rent credit in an amount not to exceed $27,900.00 (the “Rent Credit”) for the following repairs and improvements which shall be the obligation and responsibility of the Lessee to cause to be performed and completed:

a.	An amount not to exceed $24,000 for the labor and materials to install Led fixtures and lights in the Premises.

b.	An amount not to exceed $3,900.00 to purchase and replace the parking gate motor.

As a condition of Lessor’s providing any of the Rent Credit to Lessee, Lessee shall prior to entering into any contract or commencing the work as described in 3a. and 3b. above (i) obtain at least two estimates for the work to be performed from reputable licensed contractors and (ii) provide copies of the estimates and contracts for the materials and work to be performed to Lessor for Lessor’s prior written approval.

Upon satisfactory completion of the work approved by Lessor to be performed, Lessee shall submit to Lessor proof of payment to the contractor’s and or suppliers for the completed work in items 3 a. and 3 b. above, thereafter Lessor shall promptly inspect the completed work, and once approved by Lessor, Lessor shall credit Lessee the amount paid by Lessee to the contractor or supplier performing the work in amount not to exceed the amounts provided above for each item of work in 3a and 3b agreed to be performed.

Notwithstanding anything to the contrary herein Lessor reserves the right to obtain estimates for the work to be performed in 3a and 3b above and may at its option require its contractor to perform the work. Lessor intends to pursue reimbursement from Southern California Edison as well through other agencies offering subsidies for the work described in 3a., Lessee agrees to cooperate with Lessor in investigating and pursuing these possible sources to subsidize the cost and expense.

6. Estoppel. Lessee represents and warrants that (i) it has been in possession of the Premises since January 1, 2015; and (ii) as of the date of this Second Amendment, Lessor has performed all obligations required of Lessor under the Lease; no offsets, counterclaims, claims of breach or defenses of Lessee under the Lease exist against Lessor; and no events have occurred that, with the passage of time or the giving of notice, would constitute a basis for offsets, counterclaims, claims of breach or defenses against Lessor.

7. Counterparts. This Amendment may be executed in one or more counter parts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

8. No Further Modifications. Except as set forth in this Amendment, all the terms and provisions of the Lease as amended shall apply and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

LESSOR:	LESSEE:
Two Bros L.P.	Polar Power Inc.
/s/ Sandy Shadrow	/s/ Arthur D. Sams
Managing Partner	Arthur D. Sams, CEO
02/07/2023